Exhibit 99.1
WSB Financial Group, Inc., the parent company for Westsound Bank announced today that it will begin an immediate search for a new chief lending officer. In a mutually agreed upon arrangement, as of April 16, 2007 Westsound Bank CLO Brent Stenman will no longer fill the role, citing personal reasons. Mr. Stenman will remain with the company, assuming the overall management and lending responsibilities for the Poulsbo/North Kitsap market.
David K. Johnson
President and CEO